Exhibit 99.1

NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2015

FISCAL 2015 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.06 billion compared to $2.08 billion in the prior year

•	Reported Total Segment EBITDA of $163 million compared to $175 million in the prior year

•	Adjusted EPS were $0.05 compared to $0.11 in the prior year – Reported EPS were $0.04 compared to $0.08 in the prior year

NEW YORK, NY – May 5, 2015 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2015.

Commenting on the results, Chief Executive Robert Thomson said:

“The new News Corp continues to build a firm foundation for digital growth. We see that most clearly in the successful integration of realtor.com®, which grew audience and revenue at record levels in the third quarter. News Corp is now a global leader in digital real estate, which we believe will underpin long-term expansion and complement our expertise in news and financial analysis, both of which have been important ingredients in realtor.com®’s accelerated growth. While the quarter faced some revenue challenges, particularly at News and Information Services, including currency headwinds, our adjusted EBITDA was relatively stable, underscoring the strength of our assets and the diversification of our revenue base. We believe the company is firmly on track and the signs are positive for year-over-year EBITDA growth in the fourth quarter.”

THIRD QUARTER RESULTS

The Company reported fiscal 2015 third quarter total revenues of $2.06 billion, a 1% decline as compared to prior year third quarter revenues of $2.08 billion. The majority of the revenue decline reflects negative foreign currency fluctuations and lower advertising revenues at the News and Information Services segment, offset in large part by growth in the Book Publishing and Digital Real Estate Services segments as a result of the acquisition of Harlequin Enterprises Limited (“Harlequin”) and Move, Inc. (“Move”), respectively. Adjusted revenues (as defined in Note 1) declined 2% compared to the prior year.

The Company reported third quarter Total Segment EBITDA of $163 million, a 7% decline as compared to $175 million in the prior year. These results include $15 million and $20 million in fees and costs – net of indemnification – related to the U.K. Newspaper Matters (as defined below) in the three months ended March 31, 2015 and 2014, respectively. Declines at the News and Information Services segment, including higher legal costs at News America Marketing, negative foreign currency fluctuations and increased stock-based compensation expense resulting from the acquisition of Move were partially offset by lower expenses at Amplify and increased revenues in the Book Publishing segment due to the inclusion of Harlequin results. Adjusted Total Segment EBITDA (as defined in Note 1) declined 1% compared to the prior year.

Net income available to News Corporation stockholders was $23 million as compared to $48 million in the prior year, due to lower Total Segment EBITDA as well as a higher effective tax rate, lower equity earnings of affiliates, and lower interest income. Adjusted net income available to News Corporation stockholders (as defined in Note

3) was $28 million compared to $66 million in the prior year. Impairment and restructuring charges were $10 million in both the three months ended March 31, 2015 and 2014.

Net income available to News Corporation stockholders per share was $0.04 as compared to $0.08 in the prior year. Adjusted EPS (as defined in Note 3) were $0.05 compared to $0.11 in the prior year.

Free cash flow available to News Corporation decreased by $105 million in the nine months ended March 31, 2015 to $391 million, primarily as a result of certain one-time items.

SEGMENT REVIEW

	For the three months ended March 31,			For the nine months ended March 31,
	2015	2014	% Change	2015	2014	% Change
	(in millions)			(in millions)
Revenues:
News and Information Services	$1,353	$1,488	(9)%	$4,327	$4,595	(6)%
Book Publishing	402	354	14%	1,277	1,073	19%
Cable Network Programming	116	113	3%	367	355	3%
Digital Real Estate Services	170	102	67%	436	295	48%
Digital Education	21	21	—%	85	70	21%
Other	—	—	* *	—	—	* *

Total Revenues	$2,062	$2,078	(1)%	$6,492	$6,388	2%

Segment EBITDA:
News and Information Services	$113	$146	(23)%	$434	$534	(19)%
Book Publishing	56	53	6%	188	164	15%
Cable Network Programming	27	27	—%	113	109	4%
Digital Real Estate Services(a)	42	53	(21)%	156	152	3%
Digital Education	(21)	(45)	53%	(69)	(140)	51%
Other(b)	(54)	(59)	8%	(161)	(176)	9%

Total Segment EBITDA	$163	$175	(7)%	$661	$643	3%

**	- Not meaningful

(a)	Digital Real Estate Services Segment EBITDA for the three and nine months ended March 31, 2015 includes one-time transaction related costs of $1 million and $19 million, respectively, related to the acquisition of Move.

(b)	Other Segment EBITDA for the three and nine months ended March 31, 2015 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $15 million and $42 million, respectively. Other Segment EBITDA for the three and nine months ended March 31, 2014 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $20 million and $56 million, respectively.

News and Information Services

Revenues for the third quarter of fiscal 2015 decreased $135 million, or 9%, compared to the prior year. Total segment advertising revenues declined 12%, driven primarily by negative foreign currency fluctuations, weakness in the print advertising market and lower revenues at News America Marketing. Circulation and subscription revenues declined 6%, due to negative foreign currency fluctuations, a decline in professional information business revenues at Dow Jones and lower print circulation volume, partially offset by higher subscription pricing, cover price increases and higher digital subscription volume. Adjusted revenues declined 3% compared to the prior year.

Segment EBITDA decreased $33 million in the quarter, or 23%, as compared to the prior year. Results were impacted by lower advertising revenues, negative foreign currency fluctuations and $8 million of higher legal expenses at News America Marketing, partially offset by lower expenses at News Corp Australia. Adjusted Segment EBITDA decreased 21% compared to the prior year.

Book Publishing

Revenues in the quarter increased $48 million, or 14%, compared to the prior year driven by the inclusion of the results of Harlequin and strong backlist sales in General Books resulting from the continued popularity of American Sniper by Chris Kyle, partially offset by lower revenues from the Divergent series. E-book revenues declined 3% versus the prior year period, driven by lower contribution from the Divergent series as well as a shift towards the non-fiction genre, which has lower e-book conversion, partially offset by the inclusion of Harlequin results. E-book revenues represented 22% of consumer revenues for the quarter. Segment EBITDA for the quarter increased $3 million, or 6%, from the prior year, primarily due to the inclusion of the results of Harlequin and lower expenses, partially offset by lower contribution from the Divergent series. Adjusted revenues decreased 5% and Adjusted Segment EBITDA decreased 8% compared to the prior year.

Cable Network Programming

In the third quarter of fiscal 2015, revenues increased $3 million, or 3%, compared to the prior year primarily due to higher affiliate and advertising revenues, partially offset by negative foreign currency fluctuations. Segment EBITDA in the quarter was flat compared with the prior year, as the higher revenues were offset by negative foreign currency fluctuations and higher programming rights costs. Both Adjusted revenues and Adjusted Segment EBITDA increased 15% compared to the prior year.

Digital Real Estate Services

Revenues in the quarter increased $68 million, or 67%, compared to the prior year, primarily driven by the inclusion of the results of Move, coupled with higher residential listing depth product penetration and higher pricing at REA Group Limited (“REA Group”), partially offset by negative foreign currency fluctuations and a decline in Australian listing volumes across the market which are down against the prior comparative period. Segment EBITDA in the quarter decreased $11 million, or 21%, compared to the prior year primarily due to negative foreign currency fluctuations, partially offset by increased revenues. Segment EBITDA also includes $11 million of stock-based compensation expense related to awards assumed in the acquisition of Move, of which $5 million is related to the acceleration of stock-based compensation resulting from the departures of senior executives. Excluding the impact of Move, divestitures and foreign currency fluctuations, Adjusted revenues and Adjusted Segment EBITDA increased 9% and 7%, respectively, compared to the prior year. In the third quarter, Move saw strength in its Connection for Co-Brokerage product and Media revenues. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the quarter grew 34% year-over-year to approximately 39 million, which was driven by more than 70% growth in mobile users; traffic accelerated in April to 44 million monthly unique users, or 38% growth year-over-year.

Digital Education

Revenues in the quarter were $21 million, which was flat compared with the prior year. Segment EBITDA in the quarter improved $24 million, or 53%, from the prior year, primarily due to the impact of the capitalization of Amplify Learning’s software development costs of $12 million and lower operating expenses.

Other

Segment EBITDA in the quarter improved by $5 million compared to the prior year, primarily due to lower fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) of approximately $5 million.

The net expense related to the U.K. Newspaper Matters was $15 million for the three months ended March 31, 2015 as compared to $20 million for the three months ended March 31, 2014.

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Quarterly equity earnings from affiliates were $7 million compared to $23 million in the prior year.

	For the three months ended March 31,		For the nine months ended March 31,
	2015	2014	2015	2014
	(in millions)		(in millions)
Foxtel(a)	$8	$23	$48	$53
Other equity affiliates, net	(1)	—	—	—

Total equity earnings of affiliates	$7	$23	$48	$53

(a)	The Company amortized $14 million and $44 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three and nine months ended March 31, 2015, respectively, and $15 million and $46 million in the corresponding periods of fiscal 2014, respectively. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.

On a U.S. GAAP basis, Foxtel revenues, for the three months ended March 31, 2015, decreased $77 million to $620 million from $697 million in the prior year period due to negative foreign currency fluctuations. Foxtel EBITDA decreased $61 million to $163 million from $224 million due to increased programming costs, higher marketing and support costs for the new Foxtel pricing and packaging, and investment in Presto and the launch of Triple Play, as well as negative foreign currency fluctuations. In local currency, Foxtel revenues increased 1% and EBITDA declined 17%. Total closing subscribers were approximately 2.8 million as of March 31, 2015, a 7% increase compared to the prior year period, as a result of higher subscriber sales and lower churn, driven by the new pricing and packaging strategy that was implemented in November 2014. In the quarter, cable and satellite churn improved to 10.9% from 13.1% in the prior year.

Foxtel operating income for the three months ended March 31, 2015 and 2014 after depreciation and amortization of $75 million and $92 million, respectively, was $88 million and $132 million, respectively. Operating income decreased as a result of the factors noted above. Foxtel’s net income of $44 million decreased from $76 million in the prior year period as a result of lower operating income as noted above.

FREE CASH FLOW AVAILABLE TO NEWS CORPORATION

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures, and REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after capital expenditures, which can then be used for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, strengthening the Company’s balance sheet, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the nine months ended March 31,
	2015	2014
	(in millions)
Net cash provided by operating activities	$702	$803
Less: Capital expenditures	(268)	(244)

	434	559
Less: REA Group free cash flow	(88)	(98)
Plus: Cash dividends received from REA Group	45	35

Free cash flow available to News Corporation	$391	$496

Free cash flow available to News Corporation in the nine months ended March 31, 2015 declined $105 million to $391 million from $496 million in the prior year. The decrease was primarily due to the absence of the net receipts related to a foreign tax refund of $73 million and lease incentives of $35 million received during the nine months ended March 31, 2014, as well as higher net tax payments of $53 million and approximately $45 million of higher deferred compensation payments related to the acquisition of Wireless Generation incurred in the current year period. The decrease was partially offset by lower restructuring payments of $62 million, lower payments for fees and costs related to the U.K. Newspaper Matters of $46 million and higher dividends received from REA Group.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted revenues, Adjusted Total Segment EBITDA, Total Segment EBITDA, Adjusted net income available to News Corporation stockholders, Adjusted EPS and Free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of Net cash provided by operating activities to Free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 4:30pm EDT on May 5, 2015. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, cable network programming in Australia, digital real estate services, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except share and per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2015	2014	2015	2014
Revenues:
Advertising	$904	$952	$2,862	$2,990
Circulation and Subscription	650	665	1,989	2,005
Consumer	385	342	1,223	1,030
Other	123	119	418	363

Total Revenues	2,062	2,078	6,492	6,388
Operating expenses	(1,216)	(1,259)	(3,796)	(3,828)
Selling, general and administrative	(683)	(644)	(2,035)	(1,917)
Depreciation and amortization	(132)	(142)	(398)	(421)
Impairment and restructuring charges	(10)	(10)	(31)	(73)
Equity earnings of affiliates	7	23	48	53
Interest, net	12	17	42	50
Other, net	12	(1)	70	(673)

Income (loss) before income tax (expense) benefit	52	62	392	(421)
Income tax (expense) benefit	(18)	(1)	(107)	686

Net income	34	61	285	265
Less: Net income attributable to noncontrolling interests	(11)	(13)	(54)	(39)

Net income attributable to News Corporation stockholders	$23	$48	$231	$226
Less: Adjustments to Net income attributable to News Corporation stockholders – Redeemable Preferred Stock Dividends	—	—	(1)	(1)

Net income available to News Corporation stockholders	$23	$48	$230	$225

Weighted average shares outstanding:
Basic	582	579	581	579
Diluted	583	580	582	580
Net income available to News Corporation stockholders per share:
Basic and diluted	$0.04	$0.08	$0.40	$0.39

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of March 31, 2015	As of June 30, 2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,027	$3,145
Amounts due from 21st Century Fox	52	66
Receivables, net	1,308	1,388
Other current assets	701	671

Total current assets	4,088	5,270

Non-current assets:
Investments	2,382	2,609
Property, plant and equipment, net	2,699	3,009
Intangible assets, net	2,313	2,137
Goodwill	3,510	2,782
Other non-current assets	694	682

Total assets	$15,686	$16,489

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$225	$276
Accrued expenses	1,121	1,188
Deferred revenue	399	369
Other current liabilities	528	431

Total current liabilities	2,273	2,264

Non-current liabilities:
Retirement benefit obligations	266	272
Deferred income taxes	295	224
Other non-current liabilities	306	310
Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,450	12,390
Retained earnings	467	237
Accumulated other comprehensive (loss) income	(554)	610

Total News Corporation stockholders’ equity	12,369	13,243
Noncontrolling interests	157	156

Total equity	12,526	13,399

Total liabilities and equity	$15,686	$16,489

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the nine months ended March 31,
	2015	2014
Operating activities:
Net Income	$285	$265

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	398	421
Equity earnings of affiliates	(48)	(53)
Cash distributions received from affiliates	69	47
Impairment charges, net of tax	—	12
Other, net	(70)	(48)
Deferred income taxes and taxes payable	31	85
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	60	(140)
Inventories, net	(46)	(32)
Accounts payable and other liabilities	41	281
Pension and postretirement benefit plans	(18)	(35)

Net cash provided by operating activities	702	803

Investing activities:
Capital expenditures	(268)	(244)
Acquisitions, net of cash acquired	(1,188)	(39)
Investments in equity affiliates and other	(257)	(12)
Proceeds from dispositions	134	109
Other	16	—

Net cash used in investing activities	(1,563)	(186)

Financing activities:
Net transfers from 21st Century Fox and affiliates	—	217
Repayment of borrowings acquired in the Move acquisition	(129)	—
Dividends paid	(29)	(23)
Other, net	(2)	(3)

Net cash (used in) provided by financing activities	(160)	191

Net (decrease) increase in cash and cash equivalents	(1,021)	808
Cash and cash equivalents, beginning of period	3,145	2,381
Exchange movement on opening cash balance	(97)	18

Cash and cash equivalents, end of period	$2,027	$3,207

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2015 and 2014.

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2015	2014	Difference	2015	2014	Difference
	(in millions)			(in millions)
As reported	$2,062	$2,078	$(16)	$163	$175	$(12)
Impact of acquisitions	(148)	—	(148)	3	—	3
Impact of divestitures	—	(3)	3	—	1	(1)
Impact of foreign currency fluctuations	119	—	119	13	—	13
Net impact of U.K. Newspaper Matters	—	—	—	15	20	(5)

As adjusted	$2,033	$2,075	$(42)	$194	$196	$(2)

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2015	2014	Difference	2015	2014	Difference
	(in millions)			(in millions)
As reported	$6,492	$6,388	$104	$661	$643	$18
Impact of acquisitions	(330)	—	(330)	8	—	8
Impact of divestitures	(1)	(45)	44	—	(3)	3
Impact of foreign currency fluctuations	151	—	151	26	—	26
Net impact of U.K. Newspaper Matters	—	—	—	42	56	(14)

As adjusted	$6,312	$6,343	$(31)	$737	$696	$41

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2015 and 2014 are as follows:

	For the three months ended March 31,
	2015	2014	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$1,436	$1,486	(3)%
Book Publishing	336	354	(5)%
Cable Network Programming	130	113	15%
Digital Real Estate Services	110	101	9%
Digital Education	21	21	—%
Other	—	—	—%

Total Adjusted Revenues	$2,033	$2,075	(2)%

Adjusted Segment EBITDA:
News and Information Services	$116	$146	(21)%
Book Publishing	49	53	(8)%
Cable Network Programming	31	27	15%
Digital Real Estate Services	58	54	7%
Digital Education	(21)	(45)	53%
Other	(39)	(39)	—%

Total Adjusted Segment EBITDA	$194	$196	(1)%

	For the nine months ended March 31,
	2015	2014	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$4,417	$4,556	(3)%
Book Publishing	1,071	1,069	—%
Cable Network Programming	389	355	10%
Digital Real Estate Services	350	293	19%
Digital Education	85	70	21%
Other	—	—	—%

Total Adjusted Revenues	$6,312	$6,343	—%

Adjusted Segment EBITDA:
News and Information Services	$445	$530	(16)%
Book Publishing	167	164	2%
Cable Network Programming	121	109	11%
Digital Real Estate Services	192	153	25%
Digital Education	(69)	(140)	51%
Other	(119)	(120)	1%

Total Adjusted Segment EBITDA	$737	$696	6%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended March 31, 2015 and 2014.

	For the three months ended March 31, 2015
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,353	$—	$—	$83	$—	$1,436
Book Publishing	402	(75)	—	9	—	336
Cable Network Programming	116	—	—	14	—	130
Digital Real Estate Services	170	(73)	—	13	—	110
Digital Education	21	—	—	—	—	21
Other	—	—	—	—	—	—

Total Revenues	$2,062	$(148)	$—	$119	$—	$2,033

Segment EBITDA:
News and Information Services	$113	$1	$—	$2	$—	$116
Book Publishing	56	(7)	—	—	—	49
Cable Network Programming	27	—	—	4	—	31
Digital Real Estate Services	42	9	—	7	—	58
Digital Education	(21)	—	—	—	—	(21)
Other	(54)	—	—	—	15	(39)

Total Segment EBITDA	$163	$3	$—	$13	$15	$194

	For the three months ended March 31, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,488	$—	$(2)	$—	$—	$1,486
Book Publishing	354	—	—	—	—	354
Cable Network Programming	113	—	—	—	—	113
Digital Real Estate Services	102	—	(1)	—	—	101
Digital Education	21	—	—	—	—	21
Other	—	—	—	—	—	—

Total Revenues	$2,078	$—	$(3)	$—	$—	$2,075

Segment EBITDA:
News and Information Services	$146	$—	$—	$—	$—	$146
Book Publishing	53	—	—	—	—	53
Cable Network Programming	27	—	—	—	—	27
Digital Real Estate Services	53	—	1	—	—	54
Digital Education	(45)	—	—	—	—	(45)
Other	(59)	—	—	—	20	(39)

Total Segment EBITDA	$175	$—	$1	$—	$20	$196

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the nine months ended March 31, 2015 and 2014.

	For the nine months ended March 31, 2015
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$4,327	$(8)	$—	$98	$—	$4,417
Book Publishing	1,277	(215)	—	9	—	1,071
Cable Network Programming	367	—	—	22	—	389
Digital Real Estate Services	436	(107)	(1)	22	—	350
Digital Education	85	—	—	—	—	85
Other	—	—	—	—	—	—

Total Revenues	$6,492	$(330)	$(1)	$151	$—	$6,312

Segment EBITDA:
News and Information Services	$434	$5	$—	$6	$—	$445
Book Publishing	188	(21)	—	—	—	167
Cable Network Programming	113	—	—	8	—	121
Digital Real Estate Services	156	24	—	12	—	192
Digital Education	(69)	—	—	—	—	(69)
Other	(161)	—	—	—	42	(119)

Total Segment EBITDA	$661	$8	$—	$26	$42	$737

	For the nine months ended March 31, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$4,595	$—	$(39)	$—	$—	$4,556
Book Publishing	1,073	—	(4)	—	—	1,069
Cable Network Programming	355	—	—	—	—	355
Digital Real Estate Services	295	—	(2)	—	—	293
Digital Education	70	—	—	—	—	70
Other	—	—	—	—	—	—

Total Revenues	$6,388	$—	$(45)	$—	$—	$6,343

Segment EBITDA:
News and Information Services	$534	$—	$(4)	$—	$—	$530
Book Publishing	164	—	—	—	—	164
Cable Network Programming	109	—	—	—	—	109
Digital Real Estate Services	152	—	1	—	—	153
Digital Education	(140)	—	—	—	—	(140)
Other	(176)	—	—	—	56	(120)

Total Segment EBITDA	$643	$—	$(3)	$—	$56	$696

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to net income.

	For the three months ended March 31,
	2015	2014	Change	% Change
	(in millions)
Revenues	$2,062	$2,078	$(16)	(1)%
Operating expenses	(1,216)	(1,259)	43	3%
Selling, general and administrative	(683)	(644)	(39)	(6)%

Total Segment EBITDA	163	175	(12)	(7)%
Depreciation and amortization	(132)	(142)	10	7%
Impairment and restructuring charges	(10)	(10)	—	—%
Equity earnings of affiliates	7	23	(16)	(70)%
Interest, net	12	17	(5)	(29)%
Other, net	12	(1)	13	* *

Income (loss) before income tax (expense) benefit	52	62	(10)	(16)%
Income tax (expense) benefit	(18)	(1)	(17)	* *

Net income	$34	$61	$(27)	(44)%

**	- Not meaningful

	For the nine months ended March 31,
	2015	2014	Change	% Change
	(in millions)
Revenues	$6,492	$6,388	$104	2%
Operating expenses	(3,796)	(3,828)	32	1%
Selling, general and administrative	(2,035)	(1,917)	(118)	(6)%

Total Segment EBITDA	661	643	18	3%
Depreciation and amortization	(398)	(421)	23	5%
Impairment and restructuring charges	(31)	(73)	42	58%
Equity earnings of affiliates	48	53	(5)	(9)%
Interest, net	42	50	(8)	(16)%
Other, net	70	(673)	743	* *

Income (loss) before income tax (expense) benefit	392	(421)	813	* *
Income tax (expense) benefit	(107)	686	(793)	* *

Net income	$285	$265	$20	8%

**	- Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, and “Other, net”, net of tax (“adjusted net income available to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2015 and 2014.

	For the three months ended March 31, 2015		For the three months ended March 31,2014
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
As reported	$23	$0.04	$48	$0.08
U.K. Newspaper Matters	15	0.02	20	0.03
Impairment and restructuring charges	10	0.02	10	0.02
Other, net	(12)	(0.02)	1	—
Tax impact on items above	(8)	(0.01)	(13)	(0.02)

As adjusted	$28	$0.05	$66	$0.11

	For the nine months ended March 31, 2015		For the nine months ended March 31, 2014
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
As reported	$230	$0.40	$225	$0.39
U.K. Newspaper Matters	42	0.07	56	0.10
Impairment and restructuring charges	31	0.05	73	0.13
Other, net(a)	(70)	(0.12)	673	1.16
Tax impact on items above(b)	(10)	(0.02)	(765)	(1.33)
Impact of noncontrolling interest on items included in Other, net above	11	0.02	—	—

As adjusted	$234	$0.40	$262	$0.45

(a)	Other, net for the nine months ended March 31, 2015 primarily includes a gain on the sale of marketable securities and dividends received from cost method investments. Other, net for the nine months ended March 31, 2014 primarily includes a foreign tax refund paid or payable to 21st Century Fox, offset by a gain on a third party pension contribution.
(b)	Tax impact on items above for the nine months ended March 31, 2014 primarily includes a foreign tax refund of $721 million which has an offsetting payable to 21st Century Fox included within Other, net above.